Exhibit 8.2
Bruchou, Fernandez Madero, Lombardi & Mitrani
ABOGADOS

Ing. Enrique Butty 275 — Piso 12	TEL:	(5411)5288-2300
(C1001AFA) Buenos Aires	FAX:	(5411)5288-2301
ARGENTINA	e-mail:	estudio@bfmlym.com
www.bfmlym.com
City of Buenos Aires, January 6th, 2006.
Banco Macro Bansud S.A.
Sarmiento 401
City of Buenos Aires (C1041AII)
Argentina
Ladies and Gentlemen:
     We have acted as legal advisers of Banco Macro Bansud S.A. (the “Bank”), a financial institution organized as a corporation under the laws of the Republic of Argentina (“Argentina”), in connection with the offer and sale by the Bank of American Depositary Shares, each representing ten (10) newly issued Class B common shares of the Bank, par value one Argentine Peso ($1), and the offer and sale by Jorge Horacio Brito (“Jorge Brito”), Delfín Jorge Ezequiel Carballo (“Ezequiel Carballo”) Fernando Andrés Sansuste (“Fernando Sansuste”) and Juan Pablo Brito Devoto (“Juan Pablo Brito” and, together with Jorge Brito, Ezequiel Carballo and Fernando Sansuste, the “Selling Shareholders”) of American Depositary Shares, each representing ten (10) Class B common shares (the “Class B Shares”) of the Bank, par value one Argentine Peso ($1), (the “Offering”), in accordance with the underwriting agreement (the “Underwriting Agreement”) to be entered into among the Bank, the Selling Shareholders and the underwriters named therein.
     Terms not defined herein shall have the meaning ascribed to them in the Bank’s Registration Statement on Form F-1 (No. 333-          ), filed with the Securities and Exchange Commission on September 12, 2005 (as amended, the “Registration Statement”).
     We confirm that we have reviewed the information in the prospectus included in the Registration Statement under the caption “Taxation —Material Argentine Tax Considerations” and that, in our opinion, the statements of law included therein, insofar as they relate to the Argentine tax consequences currently applicable to non-Argentine holders, address the material tax consequences of the ownership and disposition of the Class B Shares and the American Depositary Shares. In rendering this opinion, we expressly incorporate in this opinion the statements set forth under the caption “Taxation —Material Argentine Tax Considerations” in the prospectus included in the Registration Statement, including the limitations on the matters covered by that section set forth therein. Our opinion expressed in this paragraph is limited to the federal laws of Argentina and is based upon existing provisions of federal laws and regulations, including the Argentine Income Tax Law, and opinions of the National Treasury General Attorney Office as of the date hereof, all of which are subject to subsequent, different interpretations and applications with effect from the date of effectiveness of the underlying laws and regulations.

Bruchou, Fernandez Madero, Lombardi & Mitrani
ABOGADOS
     This opinion is being furnished to you, the Bank, shareholders of the Bank and potential investors for your benefit in connection with the Offering and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose.
     We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to us in the prospectus of the Offering constituting a part of the Registration Statement.
     Very truly yours,
/s/ Hugo N. L. Bruzone
Hugo N. L. Bruzone
Bruchou, Fernández Madero, Lombardi & Mitrani
 2